Exhibit 10.16

INVENTION TRANSFER AGREEMENT

This Invention Transfer Agreement (hereinafter: Agreement) was entered into by and between

SALCA János (residing at 1014 Budapest, Úri u.18. ground floor No. 2; mother’s name: JUHÁSZ Mária) and

SALCA Viktor (residing at: 1014 Budapest, Úri u.18. ground floor No. 2; mother’s name: NAGY Katalin )

(referred to hereinafter collectively as Inventors), on the one hand, and

VIDATECHTechnológiai Kutató, Fejlesztő és Szolgáltató Korlátolt Felelősségű Társaság (head office: 1095 Budapest, Soroksári út 94-96.; company registration No.: 01-09-870107, registered at the Budapest Metropolitan Court as Court of Registration, represented by KUN Dániel Jr., Managing Director; hereinafter: Legal Successor), on the other hand,

(referred to hereinafter separately as Party and collectively as Parties), at the date stated hereinbelow.

Whereas

•
The Inventors created an invention to be presumably qualified as patentable by Pintz & Partners Patent and Trademark Office (Budapest District XII, Mártonhegyi út 31.) on the basis of Act XXXIII of 1995 on the Patent Protection of Inventions (hereinafter: Patent Act) (referred to hereinafter as Invention);

•	The Legal Successor is dealing in the utilisation of inventions and patents,
•
Vidatech is the fully owned subsidiary (registered in the Republic of Hungary) of Power of the Dream Ventures, Inc. (a public limited company registered in the State of Delaware of the United States of America, represented by ROZSNYAY Viktor, President and CEO);

the Parties agreed this day under the following terms and conditions:

I. Definitions used in the Agreement

The detailed technical and technological description of the Invention is contained in Annex No. 1 to the Agreement. The Parties shall understand by Invention the equipment named River-Power, to be lowered under the water surface and transforming the movement energy of current water into electric power.

By Documentation the Parties shall understand the detailed technical and technological description (execution and manufacturing designs) of the Invention, on the basis of which the equipment can be manufactured and the receipt of which is acknowledged by the Legal Successor through signing this Agreement.

II. Purpose of the Agreement

The purpose of this Agreement is for the Inventors to transfer to the Legal Successor the exclusive right of utilising and patenting the Invention, with the aim of the Legal Successor’s patenting the Invention, having it registered as a patent in the patent registers and later on manufacturing or having the Invention manufactured or utilising it in manufacturing processes in the course of the utilisation of a potential patent (hereinafter: Patent), and, furthermore, the Legal Successor’s re-transferring the exclusive right of utilisation to a third party (which may also be a US public limited company established jointly by the Parties) and the Parties’ sharing in the fees thus received on a proportionate basis.

III. Subject matter of the Agreement

Based on the Agreement the Inventors assign the right of patenting and utilising the Invention, thus in the course of the patenting proceeding the Legal Successor shall become the exclusive and full legal successor of the Inventors, and the patent claim related to the Invention will be due to the Legal Successor, while the Legal Successor shall pay a fee against it.

Based on the Agreement the Inventors undertake the obligation to make their best efforts for the purpose of the smooth and ongoing development of the Invention, whose costs will be entirely borne by the Legal Successor according to this Agreement.

With regard to the fact that no employment (or any other similar relation directed to the performance of work) is or was existing between the Inventors and the Legal Successor, the Parties declare that the Invention is no service or employee invention on the basis of the relationship existing between the Parties, and, consequently, this Agreement is no agreement for invention fee or agreement for the utilisation of employee invention. The statutory provisions relating to service and employee inventions shall not apply to the Parties’ legal relation set out in this Agreement.

IV. Delivery and receipt of rights

1. Extent of the delivered right
By the execution of this Agreement the patent claim will devolve upon the Legal Successor, as legal successor of the Inventors.

By the execution of this Agreement the Inventors expressly consent to the submission of the patent application and to the publication of the Invention, nevertheless the Legal Successor will be exclusively entitled to do such acts.

The Agreement is entered into for indefinite time and without any territorial restriction, and it shall cover all characteristics of the Invention (and the Patent), as solution, all potential claims end every method and extent of utilisation.

The Inventors shall warrant during the whole term of the Agreement that the Invention has been created solely by them and no third party has any right relating to the Invention, which prevents or restricts patenting or utilisation.

The Inventors warrant also that the Invention is technically feasible and it can be operated, and they acknowledge that they have handed over to the Legal Successor a low-performance prototype for plant trials and measurements, whose appropriate operation was made sure by the Legal Successor.

2. Exclusivity, transferability
Based on the express agreement of the Parties the Legal Successor will acquire the exclusive right to the patent claim by this Agreement, and in case of the Patent being granted the Legal Successor as patentee will be entitled to any kind of utilisation of the Patent and/or to decision-making thereon with the consent of the Inventors.

The Parties expressly agree that the Legal Successor will not be entitled to re-assign the entitlements, embodied and transferred by this Agreement, to any third party without any further permission or consent, and/or to grant any licence of utilisation to any third party. The Legal Successor shall inform the Inventors on all important decisions and they will make a decision in common consent in each case.

3. Obligation of supply of information
The Inventors shall provide for the Legal Successor all required information related to the Invention (thus particularly the information required in the patenting proceeding), supply all deeds and documents, inform the Legal Successor on any relevant rights and important circumstances and disclose the economic, technical and organisational know-how and experience related to the implementation of the Invention.

The obligation set out in this Clause shall charge the Investors – in case of the transfer of the rights to a third party – towards such third party.

The Inventors undertake the obligation to make or obtain the declarations required for patenting the invention and for entering the Legal Successor as patentee in the register kept on patent applications and/or in the patent register, and, furthermore, to do all legal acts required for the acquisition of right by the Legal Successor, and whose performance would not be possible for the Legal Successor at all or would only be possible in case of undertaking considerably higher difficulties.

4. Counter-value, consideration
50% of all revenues due to the Legal Successor in the course of the utilisation of the Invention (including the fees payable by third parties, if the Legal Successor re-transfers the exclusive right of utilisation or of patent to a third party) shall be due to the Inventors, as gross inventor’s fee, i.e. based on the express agreement of the Parties the inventor’s fee shall include the amount of the payable general turnover tax [VAT] and/or the deductible taxes and other public dues.

All costs related to patenting and utilising the Invention or transferring the relevant entitlements (expenditures in material and personal nature, out-of-pocket expenses, fees, stamp duties, etc.) shall charge the Legal Successor.

Any costs related to the manufacturing activity, manufacturing processes and sales of the product connected to the Patent shall be borne jointly by the Parties, i.e. in case of direct manufacturing and sales (or in case of manufacturing and sales with the involvement of subcontractor) it shall not be 50% of the Legal Successor’s revenue, but 50%, say fifty percent of the operational result derived from this activity for the Legal Successor, which shall be due to the Inventors as inventor’s fee.

The Parties jointly agree that the Inventors will receive, as further remuneration, 50,000 pieces of registered common shares per person from the shares of Power of the Dream Ventures, Inc. (PDVI), as public limited company, being 100% owner of Vidatech, to a face value of USD 0.0001 each, which they will be free to sell on the open stock exchange market, and which will be set out in the so-called “SB2” document to be submitted to the US Securities and Exchange Commission by PDVI. Both the Managing Director of Vidatech Kft. and the President and CEO of Power of the Dream Ventures, Inc. consent to this Agreement in common understanding, since the Inventors designate the Legal Successor as patentee of the Invention, in consideration for the shares.

5. Performance of payment obligations, payment securities
The Legal Successor shall send the Inventors a written notice (settlement of accounts) on the amount of the inventor’s fee regulated in Clause IV. 4. above, by the last day (inclusive) of each quarter, within 10 (ten) business days following the given quarter. The Inventors shall approve the settlement of accounts within 10 (ten) business of the receipt, or they may dispute in writing the settlement of accounts, in the absence of which the settlement of accounts shall be considered to have been expressly accepted and approved. The settlement of accounts may be disputed by the Inventors subsequently exclusively alleging the fact that they have been misled in respect of the facts serving as basis for the settlement of accounts.

6. Checking of the business books
The Inventors shall be entitled to check the adequacy of the settlement of accounts defined in Clause IV. 5. above and to inspect the financial certificates related to this Agreement at the head office (premises) of the Inventors.

V. Miscellaneous provisions

1. Territorial scope of the Agreement
The territorial scope of the Agreement shall cover all countries of the Earth without any restriction.

2. Temporary scope of the Agreement, expiry of the Agreement
The Parties enter into the Agreement for an indefinite period of time reckoned from the execution.

3. Amendment to the Agreement
Both Parties reserve the right to amendment, if such change is advantageous for both parties

The Agreement will cease to exist for the future, if
•
the potential Patent itself, i.e. all rights connected to the Patent (including the status of patentee) have been sold to a third party and the Parties have settled accounts with each other on the basis thereof.

3. Reasons for termination by notice. Stipulation of the right of termination by extraordinary notice
The Agreement may not be terminated by ordinary notice.

The Agreement may be terminated by either Party in writing, by extraordinary notice with immediate effect, if the other Party violates the Agreement seriously, in spite of written warning to the consequences. The Parties shall deem the following circumstances to be serious breaches:
•	The Inventors do not meet their obligation of warranty defined in Clause IV. 1. of this Agreement in any respect whatsoever;
•	The Legal Successor fails to pay the inventor’s fee approved by the Inventors, in spite of written notice, within 30 (thirty) days reckoned from the notice.

4. Stipulation of the applicable law
In the issues not regulated in the Agreement the Parties shall deem to be compulsory for themselves the provisions of Hungarian law, thus particularly the Patent Act (Act XXXIII of 1995 on the Patent Protection of Inventions) and the Civil Code.

5. Amicable settlement of legal disputes resulting from the Agreement. Stipulation of the jurisdiction of the Court
In connection with their potential legal disputes related to the Agreement the Parties shall strive at settlement by negotiation. Should this have no result, the Parties stipulate already now the exclusive jurisdiction of the [Budapest] Metropolitan Court.

6. Confidentiality
The contracting Parties agree that the facts, data and information having become known to them relating to each other in the course of the conclusion and performance of the Agreement shall qualify as business secret, and they shall handle them confidentially in accordance with the rules relating to business secrets. This obligation shall cover the employees, representatives, subcontractors, etc. of the Parties and in general all persons, who/which have acquired the business secret in the interest of the performance of the Agreement, with the collaboration of the given Party.

The protection of business secret shall also cover the fact that no one of the Parties will be entitled to make accessible for, or to disclose to, any third party any information or document related to the Agreement, particularly any information, business idea, plan, design or method qualifying as confidential, having become known to it on the other Party’s business or marketing activity, without the written consent of that other Party.

The contracting Parties lay down that also the information obtained without the consent of the other Party, with the contribution of a person being in fiduciary or business relation with it at the date of or prior to the acquisition of the secret, shall also qualify as violation of business secret.

The provisions for the protection of secrets shall remain in force and effect until the elapse of 5 (five) years following the termination of the Agreement.

7. Notices
Any notices related to the Agreement shall be forwarded to the Party concerned in writing, in registered mail, through hand delivery or via telefax message to the address defined below or to the address communicated by the other Party for this purpose in advance in writing.

If to the Inventors:
Name: SALCA János	Name: SALCA Viktor
Address: 1014 Budapest, Úri u.18. Fsz/2.	Address: same
E-mail:	E-mail: salvik@t-email.hu
Telephone: +36-20-328-4137	Telephone: +36-30-37-00-845
Telefax:

If to the Legal Successor:
Name: Vidatech Kft.
Address: 1095 Budapest, Soroksári út 94-96.
E-mail: info@powerofthedream.com
Telephone: +36-1-456-6061
Telefax: +36-1-456-6062

The Parties shall notify to each other in writing, without delay, any possible change in the addresses or in the persons to be notified, specified in this Clause, which alteration will not require any amendment to the Agreement.

The notices shall be deemed to have been served at the following dates: in case of hand delivery when the consignment is taken over by the recipient; in case of mailing when the acknowledgement of receipt is signed by the recipient; if the acknowledgement of receipt is not signed, then on the fifth business day following the second attempt of service; in case of communication via telefax when confirmation is received at the end of the transmission on successful transmission; in case of e-mail message when the sending Party receives a confirmation on the receipt of the message.

The Parties signed this Agreement approvingly, after having read and interpreted it, as a deed in full conformity with their will.

Dated in Budapest, on 24 May 2007

/s/ Salca Janos	/s/ Daniel Kun, Jr.
SALCA János, Inventor	Legal Successor, its representative

/s/ Salca Viktor	/s/ Viktor Rozsnyay
SALCA Viktor, Inventor	on behalf of Power of the Dream Ventures, Inc.